Exhibit 10.1

Employment Agreement

This Employment Agreement (“Agreement”) is made this 17th day of June, 2018 (the “Agreement Date”) between the following parties (“Parties”):

(i)                                     CoBiz Bank, d/b/a Colorado Business Bank (prior to the Effective Time, as defined below, the “Employer”);

(ii)                                  BOKF NA, a national association (“BOKF NA”), for itself and on behalf of its affiliates (following the Effective Time, as defined below, the “Employer”);

(iii)                               Steven Bangert, an individual currently residing in Denver, Colorado (the “Employee”); and

(iv)                              Solely for the purpose of Paragraph 15(d) of this Agreement, CoBiz Financial Inc., a Colorado corporation and financial holding company (“CoBiz Financial”).

Recitals

WHEREAS, BOK Financial Corporation, an Oklahoma corporation and financial holding company (“BOKF”), BOKF Merger Corporation Number Sixteen, an Oklahoma corporation (“Merger Sub”) and CoBiz Financial  are parties to that certain Merger Agreement dated as of this 17th day of June, 2018 (hereinafter the “Merger Agreement”), pursuant to which CoBiz Financial will merge with and into Merger Sub with Merger Sub being the surviving entity (the “Merger”) effective as of the Effective Time (as defined in Section 1.3 of the Merger Agreement) of the Merger (the “Effective Time”).

WHEREAS, CoBiz Bank, d/b/a Colorado Business Bank, a Colorado state chartered bank and a wholly-owned subsidiary of CoBiz Financial (“CoBiz Bank”) will be acquired by BOKF in connection with the Merger, and will ultimately be merged into BOKF NA, (the “Bank Merger”), with BOKF NA being the surviving entity and thereafter becoming the “Employer” for purposes of this Agreement.

WHEREAS, CoBiz Financial is a financial holding company, and is generally engaged in the business of banking and the provision of financial and insurance services.

WHEREAS, Employee is a shareholder of CoBiz Financial prior to the Merger and will benefit directly and indirectly from the consummation of the transactions contemplated by the Merger Agreement and this Agreement.

WHEREAS, the Employee is a current employee of CoBiz Bank, a subsidiary of CoBiz Financial.

WHEREAS, BOKF NA is a national banking association subject to regulation by the Office of the Comptroller of the Currency, and is generally engaged in the business of banking and financial services.

WHEREAS, the execution of the Merger Agreement and consummation of the Merger at the Effective Time is a condition precedent to the effectiveness of this Agreement and each party’s obligations hereunder.

WHEREAS, Employer offers, and Employee accepts, employment with the Employer under the terms and conditions of this Agreement.

Agreements

Employer and Employee, in consideration of the foregoing recitals and the promises and covenants set forth herein (the receipt and adequacy of which are hereby acknowledged) and intending to be legally bound hereby, agree as follows:

(1)                                 Purposes of This Agreement.  The purposes of this Agreement are: (i) to set forth the terms and conditions on which the Employer shall employ the Employee and the Employee shall serve as an employee of the Employer and/or its successors in interest; (ii) to set forth terms to which Employee agrees and which Employee agrees will survive the termination of this Agreement; and (iii) protect the interests of BOKF and BOKF NA with respect to the Merger and their investments in goodwill, management and executive personnel, trade secrets, confidential information and inventions which BOKF and BOKF NA are acquiring as a result of the Merger.

(2)                                 Employment.  Effective as of the Effective Time, Employer hereby memorializes the terms of Employee’s continuing employment with Employer, and the Employee hereby accepts continuing employment with  Employer, on the following terms and conditions:

(a)                                 Employee will continue working for CoBiz Bank through the Effective Time. Effective as of the Effective Time, Employee will work for BOKF NA as Vice-Chairman-Colorado or in such other positions as Employer may request (subject to the provisions of Paragraph 5(a) respecting constructive discharge); provided that, if the Bank Merger is not completed at the Effective Time then Employee will continue to work for CoBiz Bank until such time as the Bank Merger is consummated or Employee’s employment ends under Paragraph 4 or 5 of this Agreement.

(b)                                 Employee shall initially be responsible for:  (i) performing, managing and growing the business of the Employer, including executive oversight and management; (ii) transitioning employees and systems to BOKF NA policies, procedures, practices, and systems; (iii) retaining Employer’s clients and providing assistance on client matters; and (iv) promoting the brands of the Employer and Employer’s affiliates, their divisions and the team members thereof, and promotion of the products, product partners, and related services of affiliates, as permitted, considering applicable laws, regulations, and conflicts of interest.

(c)                                  Employee shall devote all time and attention reasonably necessary to the affairs of Employer and shall serve Employer diligently, loyally, and to the best of Employee’s abilities.

(d)                                 During employment, Employee will comply with all rules, policies and procedures of the Employer including, without limitation: Code of Conduct and Ethics, Standards of Conduct; policies, procedures, and practices; legal compliance; insider trading; personal trading; recordkeeping and expenses; and all other matters related to the lawful conduct of the Employer’s business

(e)                                  Employee shall serve in such other or additional positions of Employer or any of its affiliates as the Chief Executive Officer of BOKF and/or Employer may request, subject to the terms of Paragraph 5 related to constructive discharge of the Employee.

(f)                                   Notwithstanding anything herein to the contrary, Employee shall not be precluded from engaging in any charitable, civic, political or community activity or membership in any professional organization, so long as such engagement complies with the Standards of Conduct of Employer and/or does not create a conflict of interest.

(3)                                 Compensation.  As the sole, full and complete compensation to the Employee for the performance of all duties of Employee under this Agreement and for all services rendered by Employee to Employer and/or to any affiliate of Employer:

(a)                                 Employer shall pay the Employee an annual salary (the “Annual Salary”) during the Term (as hereafter defined).  The Annual Salary payable to Employee as of the Effective Time shall be at the rate of fifty thousand dollars even ($50,000) per year. The Annual Salary shall be payable, less usual and customary payroll deductions for FICA, federal and state withholding, and the like, at the times and in the manner in effect in accordance with the usual and customary payroll policies generally in effect from time to time at Employer.

(b)                                 So long as Employee is employed by Employer in good standing at the Effective Time, and subject to the condition precedent of the consummation of the Merger at the Effective Time, the Employer agrees to pay to Employee a bonus payment equal in amount to the payment Employee would have received pursuant to Section 4(c) of the Prior Employment Agreement (as such term is defined below) under the assumption that a “Change of Control” (as such term is used in the Prior Employment Agreement) had occurred and Employee had timely terminated the Prior Employment Agreement and his employment thereunder within twenty-four (24) months after such “Change in Control” by timely satisfying any condition or obligation required under the Prior Employment Agreement to receive such payment, less usual and customary payroll deductions (the “Merger Bonus Payment”). Such Merger Bonus Payment is earned and vested at the Effective Time, at which time such amount shall be paid at or within three (3) business days following the Effective Time.

(c)                                  Without limiting the Merger Bonus Payment, Employee shall be eligible to participate in any discretionary, annual, or other bonus plans or arrangements that BOKF may maintain for its senior banking employees from time to time.

(d)                                 The Employer may, from time to time in the Employer’s sole discretion consistent with the practices generally in effect for senior banking employees of the Employer and its affiliates, pay or provide, or agree to pay or provide Employee a bonus, stock option, restricted stock, other incentive or performance based compensation. All such bonus, stock option, restricted stock, or other incentive or performance based compensation, regardless of its nature shall not constitute Annual Salary.

(e)                                  Employer shall pay and provide to Employee thrift, medical insurance, disability insurance plan benefits, and other fringe benefits, on the same terms and conditions generally in effect for senior banking employees of Employer and its affiliates (the “Additional Benefits”).

(f)                                   Employer shall reimburse Employee for reasonable and necessary entertainment, travel and other expenses incurred in accordance with Employer’s standard policies in general effect for senior banking employees of Employer.

(g)                                  Employee shall be allowed vacation, holidays, and other employee benefits not described above in accordance with Employer’s standard policy in general effect for Employer’s senior banking employees.

(h)                                 For the original Term as set forth in Paragraph 4, Employer shall provide: (i) reasonable office accommodations for Employee in Colorado to enable Employee to perform Employee’s responsibilities pursuant to this agreement at Employee’s selection and (ii) an offer of employment for the original Term to Brittany Costabile, as Executive Assistant.

(i)                                     Employee hereby agrees to accept the foregoing compensation as the sole, full and complete compensation to Employee for the performance of all duties of Employee under this Agreement and for all services rendered by Employee to Employer and/or any affiliate of Employer.

(4)                                 Term of Employment.  The term of Employee’s employment pursuant to this Agreement shall commence at the Effective Time and shall continue thereafter for two (2) years after the Effective Time or upon earlier termination of employment in accordance with the provisions of this Agreement (the “Term”).  The Term may be renewed annually for an additional one year term by written mutual agreement of the parties referencing this Agreement.  At the expiration of the Term, or any amended Term of this Agreement, the Employee shall become an at-will employee of Employer and shall provide to the

Employer ninety (90) days’ advance notice of termination of this Agreement and employment.  Notwithstanding Employee’s status as an at-will employee or termination of this Agreement, the foregoing provision requiring ninety (90) days’ advance notice of termination of employment and the provisions of Paragraphs 11 through 13, shall remain in full force and effect and be subject to the Miscellaneous Provisions set forth in Paragraph 15 and provisions pertaining to IRS Regulation 409A as set forth in Paragraph 14.

(5)                                 Termination of Employment.  Notwithstanding the provisions of Paragraph 4 of this Agreement, the Employment may be terminated on the following terms and conditions:

(a)                                 Termination by Employer Without Cause or Constructive Discharge.  In the event Employer terminates Employment of Employee without cause or Employee is constructively discharged (as hereafter defined), in either instance during the Initial Term or any amended Term of this Agreement:

(i)                                     Employer shall forthwith upon such termination or constructive discharge (A) pay to Employee the Employer’s standard severance pay for senior banking employees in effect at the time of termination and, in addition, an amount equal to Employee’s then Annual Salary payable in one lump sum payment, with all amounts described in this subparagraph (A) paid to Employee prior to the March 15th of the year following the year of Employee’s termination or constructive discharge, (B) pay Employee the Employee’s then Annual Salary through, but not beyond, the effective date of the termination, (C) pay Employee those Additional Benefits accrued through but not beyond the effective date of such termination which are payable under the terms and provisions of benefit plans then in effect in accordance with Paragraph 3(e) above, (D) pay the Employee for vacation in accordance with the Employer’s then existing policy for senior banking employees and (E) reimburse Employee pursuant to Paragraph 3(f) above for expenses incurred prior to the termination, provided that the request for reimbursement is made by Employee no later than 10 days after termination.  Employee shall be bound by the provisions of the Non-Solicitation Agreement and Non-Compete Agreement.

(ii)                                  For purposes of this Agreement, the Employee is constructively discharged upon the occurrence of any one or more of the following: (A) Employee is removed from his capacity set forth in Paragraph 2(a), other than for cause, and is not offered another position with Employer that is commensurate with Employee’s education, experience and abilities so as to result in a material diminution of Employee’s authority, duties or responsibilities; (B) Employer materially decreases Employee’s basic compensation or materially decreases Employee’s bonus; or (C) Employer transfers Employee to a location outside the Denver metropolitan area; and in any of such events, Employer fails to cure any of the above within thirty (30) days after Employee gives Employer written notice of such breach, with such written notice of breach to be provided by the Employee to the Employer within ninety (90) days of the initial existence of the respective condition.

(b)                                 Termination by Employer for Cause.  The Employer may terminate the Employment  for cause on the following terms and conditions:

(i)                                     The Employer shall be deemed to have cause to terminate Employee’s Employment for any of the following events:

(A)                               The Employee shall fail to substantially perform his obligations under this Agreement (except as a result of Employee’s incapacity due to physical or mental illness) after having first received notice of such failure and thirty (30) days within which to correct the failure;

(B)                               The Employee commits any act which a reasonable person would reasonably expect to result in injury to the Employer or any of its affiliates;

(C)                               The Employee is charged, indicted or convicted of any criminal act or act involving moral turpitude which the Employer reasonably deems adversely affects the suitability of Employee to serve the Employer or any of its affiliates;

(D)                               The Employee commits any dishonest or fraudulent act which the Employer reasonably deems material to the Employer or any of its affiliates, including the reputation of the Employer or any of its affiliates; or

(E)                                Any refusal by Employee to obey orders or instructions of the Chief Executive Officer of the Employer, unless such instructions would require Employee to commit an illegal act, could subject Employee to personal liability, would require Employee to violate the terms of this Agreement, are inconsistent with recognized ethical standards, or would otherwise be inconsistent with the duties of an officer of a bank.

(ii)                                  In the event the Employer terminates Employee’s Employment for cause, (A) the Employer shall pay Employee the Employee’s then Annual Salary through, but not beyond, the effective date of the termination, (B) the Employee shall receive those Additional Benefits accrued through but not beyond the effective date of such termination which are payable under the terms and provisions of benefit plans then in effect in accordance with Paragraph 3(e) above, (C) the Employer shall pay the Employee for vacation in accordance with the Employer’s then existing policy for senior banking employees, (D) Employee shall be bound by the provisions of the Non-Solicitation Agreement and Non-Compete Agreement and (E) the Employer shall reimburse Employee pursuant to Paragraph 3(f) above for expenses incurred prior to the termination, provided that the request for reimbursement is made by Employee no later than 10 days after termination.

(6)                                 Provisions Respecting Illness and Death.  In the event Employee becomes disabled as such is defined in Section 409A(a)(2)(C) of the Internal Revenue Code, Employer may terminate Employee’s Employment without further or additional compensation being due the Employee from Employer except prorated Annual Salary accrued through the date of termination, Additional Benefits accrued through the date of such termination under benefit plans then in effect in accordance with Paragraph 3(e) above, and vacation in accordance with Employer’s then existing policy for senior Employees, and the provisions of Paragraph 7 and 8 shall apply. Without limiting the generality of Paragraph 3(e), Employee shall upon such termination receive those benefits provided in Employer’s long term disability policy then in effect. In the event of the death of the Employee, the Employment of the Employee shall automatically terminate as of the date of death without further or additional compensation being due the Employee, except Employer shall pay to the estate of the Employee the prorated Annual Salary in effect on the date of death and accrued through the date of termination and the Additional Benefits accrued through the date of such termination under benefit plans then in effect in accordance with Paragraph 3(e) above.  Subject to Paragraph 14, Employer shall make the payments due Employee in one lump sum within forty-five days following the date of termination.

(7)                                 Reformation.  The following provision shall not be construed as any indication that a provision of this Agreement is unenforceable.  In the event that any provision of this Agreement) shall be found by a court of competent jurisdiction, which has properly exercised jurisdiction,  to be invalid or unenforceable as written as a matter of law, such court(s) may exercise its discretion in reforming such provision(s).  In particular, Employee shall be subject to the most restrictive nondisclosure, non-solicitation, non-competition, non-interference, confidentiality and/or trade secrets restrictions, and intellectual property assignment covenants that are determined by the court to be reasonable under the circumstances and enforceable by the Employer. The provision of lesser restrictive alternative provisions shall not be construed as an indication that a more restrictive provision of this Agreement is unenforceable.

(8)                                 Restricted Period.  The Restricted Period shall be: throughout the Term of this Agreement, during any amended Term of this Agreement, during employment by Employer under this Agreement, and for two (2) years following the termination of any employment with Employer (whether subject to this Agreement or thereafter pursuant to at-will employment).

(9)                                 Agreement Not to Solicit.  The provisions of this paragraph are hereafter called the “Non-Solicitation Agreement”.

(a)                                 Employee agrees that, for the period beginning with the Effective Time and throughout the Restricted Period, Employee shall not directly or indirectly (whether as an officer, director, employee, partner, stockholder, creditor or agent, or representative of other persons or entities) (i) contact or solicit, in any manner indirectly or directly, individuals or entities who were, at any time during the original or any extended Term or employment of Employee, clients of Employer or any of its affiliates, for the purpose of providing banking, trust, investment, or other services provided by Employer or any of its affiliates during the Term, or (ii) contact or solicit employees of Employer or any affiliates of Employer to seek employment with any person or entity except Employer and Employer’s affiliates.

(b)                                 This Non-Solicitation Agreement shall not apply to ownership by Employee of up to ten percent (10%) of the common stock of a corporation traded on the facilities of a national securities exchange engaged in the banking business (“publicly traded entity” of which Employee is not a director, officer, employee, agent or representative.  Employee shall be deemed to have committed any act described in the preceding paragraph (a) if such act is committed by (i) any entity other than a publicly traded entity in which Employee owns or has the right to acquire more than ten percent of the equity or any other entity described in Paragraph 9(c) or (ii) by any director, officer, employee, agent or representative thereof.

(c)                                  The Non-Solicitation Agreement shall not prohibit Employee’s ownership of up to ten percent (10%) in an entity that is not a publicly traded entity provided Employee does not compete for business from locations in, or for the business of persons or entities located in Denver County, Colorado and counties contiguous thereto and Boulder County, Colorado.

(d)                                 Employee agrees that the Non-Solicitation Agreement and all the restrictions set forth in this Non-Solicitation Agreement are fair and reasonable.

(e)                                  Employee agrees that (i) any remedy at law for any breach of this Non-Solicitation Agreement would be inadequate, (ii) in the event of any breach of this Non-Solicitation Agreement, the terms of this Non-Solicitation Agreement shall constitute incontrovertible evidence of irreparable injury to Employer, and (iii) Employer shall be entitled to both immediate and permanent injunctive relief without the necessity of establishing or posting any bond therefor to preclude any such breach (in addition to any remedies of law to which Employer may be entitled).

(10)                          Goodwill Sale — Covenant Not to Compete; Management and Executive — Covenant Not to Compete; Trade Secret Protection: Covenant Not to Compete. The provisions of this paragraph are hereafter called the “Non-Compete Agreement.”

(a)                                 Employee agrees, separately and independently, that:

(i)                                     Employee acknowledges and agrees that this Agreement is entered as a condition precedent to the Merger Agreement and as a contract for the purchase and sale of a business or the assets of a business for purposes of Colorado Revised Statutes § 8-2-113 and that the exception for the purchase and sale of a business or the assets of business applies and will continue to apply throughout the Restricted Period such that this Agreement is and will be throughout the Restricted Period enforceable.

(ii)                                  Employee acknowledges and agrees that Employee is “executive and management personnel” for purposes of Colorado Revised Statutes § 8-2-113 and that the exception for executive and management personal applies and will continue to apply throughout the Restricted Period such that this Agreement is and will be throughout the Restricted Period enforceable.

(iii)                               Employee acknowledges and agrees that this Agreement is a contract for the protection of trade secrets for purposes of Colorado Revised Statutes § 8-2-113 and that the exception for trade secrets applies and will continue to apply throughout the Restricted Period such that this Agreement  is and will be throughout the Restricted Period enforceable.

(b)                                 The term “trade secret” means a trade secret as defined under the Uniform Trade Secrets Act, Colorado Revised Statutes § 7-74-101 through -110, as it may be amended.

(c)                                  The parties agree that the Employer has the right to protect its purchase and goodwill and the confidentiality and competitive value of its Trade Secrets, and that the following restrictions are reasonable restrictions in order to achieve such protection (the “Non-Compete Agreement”).

(d)                                 Employee will not, during the Restricted Period, either voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, either as an employee, agent or independent contractor of a third party or as an officer, manager or owner of a business or otherwise, compete with the Employer or its successors or assigns (i) anywhere within Denver County, Colorado and counties contiguous thereto and Boulder County, Colorado; and/or (ii) with respect to clients of the Employer and its affiliates, regardless of geographic location.  The term “compete with” as used in this subparagraph means to engage in providing any banking (commercial or consumer), asset management, investment management, or insurance sales and advice directly (or indirectly through another person or persons) to individuals, entities or institutions.

(e)                                  The Non-Compete Agreement shall not prohibit Employee’s ownership of stock in any publicly traded entity corporation so long as Employee’s ownership, directly and indirectly, when aggregated with the direct and indirect ownership of all members of Employee’s immediate family, does not exceed ten percent (10%) of the total outstanding stock of such publicly owned corporation, measured by reference to either market value or voting power.

(f)                                   The Non-Compete Agreement shall not prohibit Employee’s ownership of up to ten percent (10%) in an entity that is not a publicly traded entity provided Employee does not compete for business from locations in, or for the business of persons or entities located in Denver County, Colorado and counties contiguous thereto and Boulder County, Colorado.

(g)                                  The Non-Compete Agreement shall not prohibit Employee from serving as a member of the board of directors of any competing entity after the termination of Employee’s employment with Employer for any reason as long as such competitor does not have a material physical presence in any of the markets in which Employer operates.

(h)                                 Employee will not utilize any Trade Secret of Employer on behalf of anyone other than Employer.

(i)                                     Breach of Provisions.  Employee agrees that (i) any remedy at law for any breach of the provisions of this Paragraph 10 would be inadequate, (ii) any breach of this Paragraph 10 shall constitute incontrovertible evidence of irreparable injury to Employer, and (iii) Employer shall be entitled to both immediate and permanent injunctive relief without the necessity of establishing or posting any bond therefore to preclude any such breach (in addition to any remedies of law which Employer may be entitled).

(11)                          Confidential Information.

(a)                                 All references to Confidential Information and/or Trade Secrets shall include documents and information of Employer and each of its affiliates (collectively “Confidential Information”).

(b)                                 Employee acknowledges that Employee has had and will have access to Confidential Information (as hereinafter defined), all of which shall be made accessible to Employee only in strict confidence and subject to Employer’s policies and procedures and practices; that unauthorized disclosure of Confidential Information will damage Employer’s business; that Confidential Information would be susceptible to immediate competitive application; that Employer’s business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is unique to Employer and known only to Employee and certain employees and contractors of Employer; that Employer shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this Paragraph 11 are reasonable and necessary for the protection of Employer’s business.

(c)                                  All documents or other records containing or reflecting Confidential Information  prepared by or to which Employee has access are and shall remain the property of Employer.  Employee shall not copy or use any Confidential Information for any purpose not relating directly to Employee’s Employment on Employer’s behalf, or use or disclose any Confidential Information to any party other than Employer or its employees and shall not sell Confidential Information to any party.  Upon the termination of this Agreement or upon Employer’s request before or after such termination, Employee shall immediately deliver to Employer or its designee (and shall not keep in Employee’s possession or deliver to anyone else) all Confidential Information and all other property belonging to Employer.  This paragraph shall not bar Employee from complying with any subpoena or court order, provided that Employee shall at the earliest practicable date provide a copy of the subpoena or court order pursuant to the Notice Provisions in Paragraph 15.

(d)                                 As used herein, Confidential Information means all information concerning or arising from business of Employer and/or its affiliates, including particularly, but not by way of limitation, Trade Secrets used, developed or acquired by Employer; information concerning the manner and details of Employer’s operations, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed or written material generated or used in connection with Employer’s business; business plans and strategies; electronic files or documents containing the identities of Employer’s customers (including their addresses and telephone numbers and email and/or other contact information), the nature and amounts of their assets and liabilities, and the specific individual customer needs being addressed by Employer; the nature of fees and charges assessed by Employer; nonpublic forms, contracts and other documents used in Employer’s business; the nature and content of any proprietary computer software used in Employer’s business, whether owned by Employer or used by Employer under license from a third party; and all other nonpublic information concerning Employer’s concepts, prospects, customers, employees, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. Confidential Information shall not any information that, on advice of counsel, Employee is required to disclose by law or regulation.

(e)                                  Confidential Information includes, but is not limited to:

(i)                                     Trade secrets, patents and copyrights;

(ii)                                  Concepts, whether or not in tangible form, owned or originated by the Employer;

(iii)                               Names, Contact information, account numbers, personal identifiers, account types, balances, information pertaining to transactions, of clients and prospective clients,

(iv)                              Names, Contact information, account numbers, personal identifiers, account types, balances, information pertaining to transactions, of employees, agents, referral sources, contractors, vendors and suppliers;

(v)                                 Financial information; or

(vi)                              Proprietary business methods, plans and strategies.

(f)                                   Employee shall use Confidential Information only in connection with and in furtherance of Employee’s employment by Employer and/or on behalf of Employer’s affiliates. Employee will use Employee’s best efforts to maintain and protect the secrecy of the Employer’s Confidential Information on behalf of Employer.

(g)                                  Without in any manner limiting the generality of the foregoing obligations, Employee agrees that Employee will not for any reason, voluntarily or involuntarily, directly or indirectly, undertake or attempt to undertake any of the following activities:

(i)                                     disclose any Confidential Information to any other person or entity;

(ii)                                  use any Confidential Information for Employee’s own purposes;

(iii)                               make or retain any copies, duplicates or reproductions of any Confidential Information;

(iv)                              authorize or permit any other person or entity to use, copy, disclose, publish or distribute any Confidential Information; or

(v)                                 undertake or attempt to undertake any activity the Employer is prohibited from undertaking or attempting to undertake by any of its present or future agreements with clients, customers, suppliers, vendors, consultants, agents, contractors, or business partners.

(h)                                 Notwithstanding the foregoing or anything to the contrary herein, Employee may disclose or use Confidential Information (i) in connection with and in furtherance of Employee’s  duties with and on behalf of the Employer; (ii) when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power provided that Employee has provided written notice to Employer prior to such disclosure or use and provided Employer an opportunity to contest such disclosure or use.

(i)                                     All other provisions of this Agreement notwithstanding, nothing in this Agreement is intended to, or shall, in any way limit the right of the representative to disclose any information to the SEC pursuant to Section 21 F of the Securities Exchange Act of 1934, or the rules of the SEC adopted pursuant to Section 21 F.

(j)                                    Breach of Provisions.  Employee agrees that (i) any remedy at law for any breach of the provisions of this Paragraph 11 would be inadequate, (ii) any breach of this Paragraph 11 shall constitute incontrovertible evidence of irreparable injury to Employer, and (iii) Employer shall be entitled to both immediate and permanent injunctive relief without the necessity of establishing or posting any bond therefore to preclude any such breach (in addition to any remedies of law which Employer may be entitled).

(12)                          Surrender of Records, Documents, Information, Inventions and Discoveries, and Property.

(a)                                 The following are Triggering Events:  (i) request(s) of Employer; (ii) termination of employment; and/or (iii) notice(s) required by this Agreement and/or Employer’s policies and procedures.

(b)                                 Upon a Triggering Event as defined herein, Employee shall:  (i) conduct a diligent search for all of Employer’s property, documents and/or information, and inventions, and discoveries, regardless of who owns the media upon which the data may reside, (ii) shall contact Employer’s Human Resources department to arrange for proper return of the data, property, and information of Employer to Employer, and (iii) shall coordinate the return of Data promptly.  Data means all records (whether electronic or in hard copy), manuals, books, blank forms, documents, letters, email, messages, audio and/or video recordings, presentations, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of Employer or any of its affiliates, and all other information of Employer or any of its affiliates, including, but not limited to, all documents that in whole or in part contain any information which is defined in this Agreement as Confidential Information and which is in the possession or under the control of Employee.

(c)                                  Breach of Provisions.  Employee agrees that (i) any remedy at law for any breach of the provisions of this Paragraph 12 would be inadequate, (ii) any breach of this Paragraph 12 shall constitute incontrovertible evidence of irreparable injury to Employer, and (iii) Employer shall be entitled to both immediate and permanent injunctive relief without the necessity of establishing or posting any bond therefore to preclude any such breach (in addition to any remedies of law which Employer may be entitled).

(13)                          Inventions and Discoveries.  Employee agrees that any works and writings (including, without limitation, research techniques, research findings, spreadsheets, and computer programs) that he produces within the scope of his employment with the Employer will constitute works made for hire and will be the exclusive property of the Employer.  Employee grants to the Employer, without limitation, the exclusive right to copyright such works in the United States and elsewhere.  Employee further agrees that any and all works and writings, inventions, discoveries, improvements, designs, methods, systems, developments, “know-how”, ideas, suggestions, devices, Trade Secrets, and processes (hereinafter collectively referred to as “Discoveries”), whether patentable or not, that he discovers, creates, discloses to, or otherwise obtains within the scope of his employment with the Employer, will be the exclusive property of the Employer.  Employee will cooperate with the Employer in any application to patent any Discovery, and in any other effort to claim exclusive rights to own, use and license any Discovery.

(14)                          Compliance with Section 409A.  This Agreement is subject to the following provisions in order to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A”).

(a)                                 None of the compensation or other payments to Employee provided for in, or that may be made pursuant to, this Agreement are intended by the Parties to be deferred compensation within the meaning of Section 409A. Employer and Employee intend that, to the maximum extent possible, any amounts paid pursuant to this Agreement shall qualify as a short-term deferral or as separation pay exempt from Section 409A.

(b)                                 If any payment, compensation or other benefit provided to the Employee in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination.

(c)                                  The Parties acknowledge and agree that Section 409A and its application, if any, to the terms of this Agreement may be subject to change as additional guidance and regulations become available.  Anything to the contrary herein notwithstanding, all benefits or payments provided by the Employer to the Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A.  If, however, any such benefit or payment is deemed to not comply with Section 409A, the Employer and the Employee agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved.

(d)                                 Unless otherwise permitted under Section 409A, all in-kind benefits, expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Employee (i) will be paid no later than the end of the calendar year next following the calendar year in which Employee incurs such expense; (ii) will not be subject to liquidation or exchange for another benefit; and (iii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year. For purposes of Section 409A, Employee’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(e)                                  All payments required to be made by Employer hereunder to the Employee may be adjusted to the withholding of such amounts, if any, relating to tax and other payroll deductions as Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

(15)                          Miscellaneous Provisions.  The following miscellaneous provisions shall apply to this Agreement:

(a)                                 All notices or advices required or permitted to be given by or pursuant to this Agreement, shall be given in writing.  All such notices and advices shall be (i) delivered personally or (ii) delivered for overnight delivery by a nationally recognized overnight courier service.  Such notices and advices shall be deemed to have been given (i) the first business day following the date of delivery if delivered personally or (ii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service.  All such notices and advices and all other communications related to this Agreement shall be given as follows:

If to Employer prior to the Effective Time:
CoBiz Bank

Attn: Lyne B. Andrich
1401 Lawrence Street, Suite 1200
Denver, Colorado 80202

With a Copy to:	Jeffrey R. Kesselman
Sherman & Howard LLC
633 Seventeenth Street, Suite 3000
Denver, CO 80202

If to Employer following the Effective Time:

BOKF NA Attn:

Steven E. Nell
Bank of Oklahoma Tower
P.O. Box 2300
Tulsa, Oklahoma 74192
Telephone No.: (918) 588-6000
Facsimile No.: (918) 588-6853
snell@bokf.com
and

Chief Human Resources Officer
Attn: Stephen D. Grossi
Bank of Oklahoma Tower
P.O. Box 2300
Tulsa, Oklahoma 74192
Telephone No. 918- 595-3153

sgrossi@mail.bok.com

With a Copy to:	Frederic Dorwart
Old City Hall
124 East Fourth Street
Tulsa, OK 74103-5010
Telephone No.: (918) 583-9945
Facsimile No.: (918) 583-8251
fdorwart@fdlaw.com

If to Employee	Steven Bangert
1401 Lawrence Street, Suite 1200
Denver, Colorado 80202

or to such other address as the Party may have furnished to the other Parties in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.

(b)                                 This Agreement is made and executed in Denver, Colorado and all actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to or from this Agreement, shall be litigated in courts having situs in Denver, Colorado.

(c)                                  This Agreement shall be subject to, and interpreted by and in accordance with, the laws of the State of Colorado without regard to its conflict of law provisions.

(d)                                 This Agreement, in conjunction with the Merger Agreement, is the entire Agreement of the Parties respecting the subject matter hereof.  There are no other agreements, representations or warranties, whether oral or written, respecting the subject matter hereof, except as stated in this Agreement or the Merger Agreement. For the avoidance of doubt, this Agreement shall not supersede, replace, or otherwise amend or affect the Amended and Restated Executive Split Dollar Life Insurance Agreement by and between the Employee and CoBiz Bank dated as of December 31, 2007. Without limiting the foregoing, as of the Effective Time, this Agreement shall irrevocably supersede and replace in its entirety the prior Employment Agreement by and between CoBiz, Inc. and the Employee dated as of November 19, 2004 (as amended) (as amended, the “Prior Employment Agreement”), which shall be irrevocably terminated at such time.  CoBiz Financial has executed this Agreement solely for purposes of agreeing and acknowledging that the Prior Employment Agreement has been irrevocably terminated, superseded and replaced in its entirety. Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event that the Merger Agreement is terminated for any or no reason, this Agreement shall not become and shall be treated as never having become effective; the Parties will not be entitled to any of the rights, benefits or payments described under this Agreement; the Parties will not be subject to any of the obligations arising under this Agreement; and the Prior Employment Agreement shall continue to govern and be treated as having governed the terms and conditions of Employee’s employment with the Employer at all times following the initial execution of such Prior Employment Agreement.

(e)                                  This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the Parties hereto.

(f)                                   This Agreement shall not be interpreted strictly for or against any Party, but solely in accordance with the fair meaning of the provisions hereof to effectuate the purposes and interest of this Agreement.

(g)                                  Each Party hereto has entered into this Agreement based solely upon the agreements, representations and warranties expressly set forth herein and upon her or his own knowledge and investigation.  Neither Party has relied upon any representation or warranty of any other Party hereto except any such representations or warranties as are expressly set forth herein.

(h)                                 Each of the persons signing below on behalf of a Party hereto represents and warrants that he or she has full requisite power and authority to execute and deliver this Agreement on behalf of the Parties for whom he or she is signing and to bind such Party to the terms and conditions of this Agreement.

(i)                                     This Agreement may be executed in counterparts, each of which shall be deemed an original.  This Agreement shall become effective only when all of the Parties hereto shall have executed the original or counterpart hereof.  This Agreement may be executed and delivered by a facsimile transmission of a counterpart signature page hereof.

(j)                                    In any action brought by a Party hereto to enforce the obligations of any other Party hereto, the prevailing Party shall be entitled to collect from the opposing Party to such action such Party’s reasonable litigation costs and attorneys’ fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

(k)                                 This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, personal representatives, successors and assigns.

(l)                                     This is not a third party beneficiary contract, except BOK Financial (including each affiliate thereof) shall be a third party beneficiary of this Agreement.

(m)                             This Agreement may be amended or modified only in writing, as agreed to by the Parties hereto, which specifically references this Agreement.

(n)                                 A Party to this Agreement may decide or fail to require full or timely performance of any obligation arising under this Agreement.  The decision or failure of a Party hereto to require full or timely performance of any obligation arising under this Agreement (whether on a single occasion or on multiple occasions) shall not be deemed a waiver of any such obligation.  No such decisions or failures shall give rise to any claim of estoppel, laches, course of dealing, amendment of this Agreement by course of dealing, or other defense of any nature to any obligation arising hereunder.

(o)                                 In the event any provision of this Agreement, or the application of such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, or unenforceable to any extent for any reason, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by law.

(p)                                 Employee agrees that (i) any remedy at law for any breach of the provisions of Paragraphs (8), (9), (10), (11), (12, and/or (13) would be inadequate, (ii) any breach of Paragraphs (8), (9), (10), (11), (12, and/or (13) shall constitute incontrovertible evidence of irreparable injury to Employer, and (iii) Employer shall be entitled to both immediate and permanent injunctive relief without the necessity of establishing or posting any bond therefore to preclude any such breach (in addition to any remedies of law which Employer may be entitled).

[Signature Page Follows]

Dated and effective as of the Agreement Date.

BOKF NA

/s/ Steven G. Bradshaw
Name: Steven G. Bradshaw
Title: President and Chief Executive Officer

CoBiz Bank, d/b/a Colorado Business Bank

/s/ Lyne Andrich
Name:	Lyne Andrich
Title:	Chief Operating Officer and Chief Financial Officer

Employee

/s/ Steven Bangert
Steven Bangert, Individually

Agreed and acknowledged solely for purpose of Paragraph 15(d) of this Agreement:

CoBiz Financial Inc.

/s/ Lyne Andrich
Name: Lyne Andrich
Title: Chief Operating Officer and Chief Financial Officer

[Signature page to S. Bangert Employment Agreement]